Exhibit (d)(16)

JOHN HANCOCK VARIABLE INSURANCE TRUST

SUBADVISORY AGREEMENT

AGREEMENT made this 30 day of May, 2014, between John Hancock Investment Management Services, LLC, a Delaware limited liability company (“the Adviser”), and QS Investors, LLC (“QS Investors”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.           APPOINTMENT OF QS INVESTORS

QS Investors undertakes to provide the services described in Section 2 below in connection with the Adviser’s management of the series of John Hancock Variable Insurance Trust (the “Trust”) listed in Appendix A (collectively, the “Funds”), subject to the supervision of the Board of Trustees of the Trust (the “Board”) and the Adviser. QS Investors will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way except as expressly authorized in this Agreement or another writing by the Adviser.

QS Investors represents that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

2.           SERVICES TO BE RENDERED BY QS INVESTORS

a.            Fund of Funds

Each Lifestyle and Lifecycle Fund listed in Appendix A (the “Fund of Funds”) operates as a “fund of funds” and invests primarily in other series of the Trust or other investment companies managed by the Adviser and its affiliates (“Affiliated Funds”), and investment companies managed by advisers that are not affiliated with the Adviser (“Unaffiliated Funds”) (collectively, “Underlying Funds”).

QS Investors will provide the Adviser the following information and services relating to the Fund of Funds as may be requested by the Adviser from time to time:

•	calculate the probability that the advisers to the Unaffiliated Funds are likely outperform their performance benchmarks;

•	on a quarterly basis, perform statistical performance analysis of historical returns for managers of Underlying Funds that the Adviser is considering for possible investment by the Fund of Funds;

•	on a quarterly basis, using a combination of sources, including QS Investors’s proprietary optimization technology, optimize Fund of Funds investments consistent with one or more performance objectives specified by the Adviser (including, but not limited to, the probability of out-performing a benchmark, minimum shortfall relative to the benchmark, and specification of the benchmark for each Fund of Funds, and any constraints that the Adviser may specify on allocations to Unaffiliated Funds);

•	consult with the Adviser to explain proposed allocations on a quarterly basis and review past performance of the Fund of Funds, provided that QS Investors is given information on the performance of these Fund of Funds and the actual allocations implemented.

b.           Funds Other than Fund of Funds

Subject always to the direction and control of the Trustees of the Trust, QS Investors will manage the investments and determine the composition of the assets of any Fund listed in Appendix A that is not a Fund of Funds in accordance with the Trust’s registration statement, as amended and provided to the QS Investors from time to time. In fulfilling its obligations to manage the investments and reinvestments of the assets of any such Fund, QS Investors will:

(i)          obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund or are under consideration for inclusion in the Fund;

(ii)         formulate and implement a continuous investment program for the Fund consistent with the investment objectives and related investment policies for the Fund as described in the Trust's registration statement, as amended and provided to QS Investors from time to time.

(iii)        take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

(iv)        regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

(v)         provide assistance to the Trust’s Custodian regarding the fair value of securities held by the Fund for which market quotations are not readily available.

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QS Investors will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Fund, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments.  QS Investors will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable.  QS Investors will always seek the best possible price and execution in the circumstances in all transactions.  Subject to the foregoing, QS Investors is directed at all times to seek to execute transactions for the Fund in accordance with its trading policies, as disclosed by QS Investors to the Fund from time to time, but in all cases subject to policies and practices established by the Fund and described in the Trust’s registration statement.  Notwithstanding the foregoing, QS Investors may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if QS Investors determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or QS Investors’ overall responsibilities with respect to accounts managed by QS Investors. QS Investors may use for the benefit of QS Investors’ other clients, or make available to companies affiliated with QS Investors or to its directors for the benefit of its clients, any such brokerage and research services that QS Investors obtains from brokers or dealers.

On occasions when QS Investors deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of QS Investors, QS Investors to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by QS Investors in the manner QS Investors considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

QS Investors will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940 (the "1940 Act") and Investment Advisers Act of 1940 (the "Investment Advisers Act") and the rules thereunder.

QS Investors shall vote proxies relating to the Fund’s investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that QS Investors shall vote all proxies relating to securities held by the Fund and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by QS Investors in conformance with Rule 206(4)-6 under the Investment Advisers Act. QS Investors shall review its proxy voting activities on a periodic basis with the Trustees.

c.     QS Investors, at its expense, will furnish all necessary: (i) investment and management facilities, including salaries of personnel required for it to execute its duties faithfully under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary to execute its obligations under this Agreement.

3.            COMPENSATION OF QS INVESTORS

The Adviser will pay QS Investors with respect to each Fund the compensation specified in Appendix A to this Agreement.

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4.            LIABILITY OF QS INVESTORS

a.            Neither QS Investors nor any of its managing member, officers or employees shall be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of QS Investors.

b.           QS Investors and any of its managing member, officers or employees shall not in any event have any liability to the Trust or Adviser to the extent that performance of its obligations is prevented or impeded as a consequence of any circumstances beyond its reasonable control, including (without limitation) nationalization, currency restrictions, acts of war, acts of God, breakdown or failure of transmission or communications or computer facilities that is not due to the gross negligence of QS Investors or any of its affiliates, postal or other strikes or industrial action, Government action, or the failure or disruption of any stock exchange, clearing house, settlements system or market.

5.           CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in QS Investors as trustees, officers, partners or otherwise; that employees, agents and members of QS Investors are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that QS Investors may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust or by specific provision of applicable law.

6.            REGULATION

QS Investors shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.            DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective with respect to each Fund as of the date first written above.

The Agreement will continue in effect for a period more than two years from the date of its execution with respect to each Fund only so long as such continuance is specifically approved at least annually, either by: (i) the Trustees of the Trust; or (ii) by a majority of the outstanding voting securities of the Funds, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

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Any required shareholder approval of the Agreement, or of any continuance of the Agreement, shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund (as defined in Rule 18f-2(h) under the 1940 Act) votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of: (a) any other Fund affected by the Agreement; or (b) all the Funds.

If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, QS Investors will continue to provide the services described herein with respect to the affected Fund pending the required approval of the Agreement or its continuance or of a new contract with QS Investors or a different adviser or other definitive action; provided, that the compensation received by QS Investors in respect of such Fund during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Fund, by the vote of a majority of the outstanding voting securities of such Fund, on sixty days' written notice to the Adviser and QS Investors, or by the Adviser or QS Investors on sixty days’ written notice to the Trust and the other parties. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason with respect to the Funds.

8.            PROVISION OF CERTAIN INFORMATION BY QS INVESTORS

QS Investors will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.           QS Investors fails to be registered as an investment adviser under the Advisers Act;

b.           QS Investors is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.           any change in control of QS Investors within the meaning of the 1940 Act.

9.            SERVICES TO OTHER CLIENTS

The Adviser understands, and has advised the Board, that QS Investors now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Board, that QS Investors and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Funds. QS Investors is not obligated to initiate transactions for a Fund in any security that QS Investors, its affiliates or employees may purchase or sell for their own accounts or other clients.

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10.         AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the vote of a majority of the Trustees of the Trust , including the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) either (a) by a majority of the outstanding voting securities of any affected Fund; or (b) pursuant to an exemptive order from the Securities and Exchange Commission (the “SEC”) or interpretation by the SEC or its staff permitting such amendment without obtaining shareholder approval. Any required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of: (a) any other Fund affected by the amendment; or (b) all the Funds of the Trust.

11.         ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

12.         HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.         NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or QS Investors, as applicable, or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.         SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.         Representations OF THE ADVISER

a.           The Adviser represents, warrants and agrees on a continuing basis the following:

1.        it has the authority to enter into this Agreement, and that it has taken all steps necessary to appoint QS Investors to perform the services envisaged in this Agreement;

2.        it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which it is bound whether arising by contract, operation of law or otherwise;

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3.        as a condition of the provision of services by QS Investors hereunder, it will produce to QS Investors such documents as it may require as evidence of its authority to enter into this Agreement, and will forthwith advise QS Investors of any variation of or supplements to such documents relevant to its authority to enter into this Agreement; and

4.        it will notify QS Investors promptly if there is any change to the investment policies of a Fund and will provide such other relevant information as QS Investors may from time to time reasonably require in order to fulfill its legal, regulatory and contractual obligations relating to fulfilling its obligations under this Agreement, such relevant information including, but not limited to, providing QS Investors with historical performance (monthly return) for all of the managers that it wishes to include in QS Investors’s analysis, its performance objective (benchmarks for each Fund, constraints, performance objective), and any views that it wishes to place on a benchmark or a manager’s future performance. The Adviser acknowledges that a failure to provide such information may adversely affect the quality of the services that QS Investors may provide.

b.           QS Investors represents, warrants and agrees on a continuing basis the following:

1.        it is duly registered as an investment adviser under the Advisers Act;

2.        it has the authority to enter into this Agreement;

3.        it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which QS Investors is bound whether arising by contract, operation of law or otherwise.

16.         GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the 1940 Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

17.         LIMITATION OF LIABILITY

The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name " John Hancock Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Fund with respect to which such obligation or claim arose, shall be liable.

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18.         CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

QS Investors agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

19.         CONSULTATION WITH SUBADVISERS TO OTHER FUNDS

As required by Rule 17a-10 under the 1940 Act, QS Investors is prohibited from consulting with the entities listed below concerning transactions for a Fund in securities or other assets:

1.          other subadvisers to the Fund;

2.          other subadvisers to an Affiliated Fund;

3.          other subadvisers to a portfolio under common control with the Fund.

20.         COMPLIANCE

Upon execution of this Agreement, QS Investors shall provide the Adviser with QS Investors’s annual compliance program review report regarding its written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act. Throughout the term of this Agreement, QS Investors shall promptly submit to the Adviser: (i) a summary of any material changes to the Compliance Policies; (ii) notification of the commencement of a regulatory examination of QS Investors; and (iii) notification of any material compliance matter that relates to the services provided by QS Investors to the Trust, including but not limited to, any material violation of the Compliance Policies or of QS Investors’s code of ethics and/or related code. Throughout the term of this Agreement, QS Investors shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the 1940 Act.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT
SERVICES, LLC

By:	/s/ Philip J. Fontana
Philip Fontana
Vice President

QS Investors, LLC

By:	/s/ Daniel Holman
Daniel Holman, CFA
Chief Operating Officer

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APPENDIX A

Lifestyle Trusts

Lifecycle Trusts

QS Investors shall serve as subadviser for each series of the Trust listed below (each a “Fund of Funds”). The Adviser will pay QS Investors, as full compensation for all services provided under this Agreement with respect to each Fund of Funds, the fee computed separately for such Fund of Funds as described below at the following annual rate (the "Subadviser Fee"):

[ ]% of the net assets of the Fund of Funds.

The Fund of Funds are as follows:

Lifestyle Aggressive MVP

Lifestyle Balanced MVP

Lifestyle Conservative MVP

Lifestyle Growth MVP

Lifestyle Moderate MVP

Lifecycle 2010 Trust

Lifecycle 2015 Trust

Lifecycle 2020 Trust

Lifecycle 2025 Trust

Lifecycle 2030 Trust

Lifecycle 2035 Trust

Lifecycle 2040 Trust

Lifecycle 2045 Trust

Lifecycle 2050 Trust

The Subadviser Fee for each Fund of Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to QS Investors within 30 days of the end of each month. The daily fee accrual will be computed by multiplying the fraction of one over the number of calendar days in the year by the annual fee rate set forth above, and multiplying this product by the net assets of the Fund of Fund. The Adviser shall provide QS Investors with such information as QS Investors may reasonably request supporting the calculation of the fees paid to it. Fees shall be paid either by wire transfer or check, as directed by QS Investors. For purposes of determining net assets and calculating the Subadviser Fee, the net assets of each Fund of Fund are determined as of the close of business on the previous business day of the Trust.

If, with respect to any Fund of Fund, this Agreement terminates, or if the manner of determining the Subadviser Fee changes, before the end of any month, the Subadviser Fee (if any) for the period from the effective date of this Agreement, or from the beginning of such month, to the date of termination, or of such change, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such termination or change occurs.

A-1

All Cap Core Trust

QS Investors shall serve as investment subadviser for each Fund of the Trust listed below. The Adviser will pay QS Investors, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as follows (the "Subadviser Fee"):

Fund	First $[ ] of Aggregate Net Assets*	Excess Over $[ ] of Aggregate Net Assets*
All Cap Core Trust	[ ]%	[ ]%

*The term Aggregate Net Assets includes the net assets of a Fund of the Trust managed by QS Investors. It also includes with respect to each Fund the net assets of one or more other portfolios as indicated below managed by QS Investors, but in each case only for the period during which QS Investors also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Fund and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Fund(s)	Other Portfolio(s)
All Cap Core Trust	All Cap Core Fund, a series of John Hancock Funds II

The Subadviser Fee for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to the quotient of (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”).  The Subadviser Fee for each Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to QS Investors within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the annual fee rate, and multiplying this product by the net assets of the Fund. The Adviser shall provide QS Investors with such information as QS Investors may reasonably request supporting the calculation of the fees paid to it. Fees shall be paid either by wire transfer or check, as directed by QS Investors.

If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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